Exhibit 5.1

April 10, 2006

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Re:  NMS Communications Corporation Registration Statement on Form S-3

Dear Sir or Madam:

We are counsel to NMS Communications Corporation, a Delaware corporation (the “Company”), and have assisted in the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for registration under the Act of 3,702,306 shares of the Company’s common stock, $.01 par value per share (the “Shares”), which have been issued to certain stockholders of Openera Technologies, Inc. (“Openera”) in connection with the Company’s acquisition of Openera.

We have examined the Fourth Restated Certificate of Incorporation of the Company, as amended, the corporate minute books, the By-Laws of the Company and the Registration Statement. We have also examined such other documents, records and certificates and made such further investigation as we have deemed necessary for the purposes of this opinion and have assumed, without independent inquiry, the accuracy of these documents. In that examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed as copies, the authenticity and completeness of all original documents reviewed in original form and the legal competence of each individual executing such documents.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been legally issued, and are fully paid and nonassessable.

We understand that this opinion is to be used in connection with the Registration Statement and consent to the filing of this opinion as an exhibit to the Registration Statement.  We further consent to the reference to this firm in the section entitled “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ Choate, Hall & Stewart LLP